                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                     Heritage Financial Holding Corporation
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                Delaware                                 63-1259533
----------------------------------------    ------------------------------------
(State of Incorporation or Organization)    (I.R.S. EMPLOYER IDENTIFICATION NO.)


        211 Lee Street, N.E,
        Decatur, Alabama                                   35601
----------------------------------------    ------------------------------------
(Address of Principal Executive Offices)                (Zip Code)


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box. [ ]


If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. [ ]


Securities to be registered pursuant to Section 12(b) of the Act:

          Title of Each Class                   Name of Each Exchange on Which
          to be so Registered                   Each Class is to be Registered
-----------------------------------       --------------------------------------
                None                                        None

       Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.01 per share
                                (Title of class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The class of securities to be registered hereby is common stock, par value $.01 per share of Heritage Financial Holding Corporation, a registered bank holding company incorporated under the laws of Delaware (the "Registrant").

         The Registrant's Certificate of Incorporation provides that the Registrant may issue up to 50,000,000 shares of capital stock, consisting of 40,000,000 shares of common stock, $.01 par value per share, and 10,000,000 shares of blank check preferred stock, $.01 par value per share.

         Holders of Registrant common stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders and do not have pre-emptive rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of Registrant common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Registrant out of funds legally available therefore. All outstanding shares of Registrant common stock are fully paid and non-assessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Registrant, holders of Registrant common stock will be entitled to share ratably in the assets of the Registrant remaining after payment or provision for payment of all of the Registrant's debts and obligations and liquidation payments to holders of any outstanding shares of preferred stock.

         The Board of Directors of the Registrant, without further stockholder authorization, is authorized to issue shares of Registrant preferred stock in one or more series and may determine and fix the rights, preferences and privileges of each series, including dividend rights and preferences over dividends of Registrant common stock and one or more series of Registrant preferred stock, conversion rights, voting rights (in addition to those provided for by law), redemption rights and the terms of any seeking fund therefore, and rights upon liquidation, dissolution or winding-up, including preferences over Registrant common stock in one or more series of Registrant preferred stock. Although the Registrant has no present plans to issue any shares of Registrant preferred stock, the issuance of Registrant preferred stock, or the issuance of rights to purchase such shares may have the effect of delaying, deferring or preventing a change in control of the Registrant or an unsolicited acquisition proposal.

ITEM 2. EXHIBITS


                  1.   Certificate of Incorporation of Registrant.

                  2.   Bylaws of Registrant.

                                 SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: 10/16/00
                                     HERITAGE FINANCIAL HOLDING CORPORATION



                                     By       /s/ Reginald D. Gilbert
                                        ----------------------------------------
                                                  Reginald D. Gilbert
                                         President and Chief Executive Officer


                                       3